EXHIBIT 2.2

                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

         THIS AGREEMENT is made as of August 14, 1998, by and among AMERICAN OXYGEN SERVICES OF TENNESSEE, INC., a Florida corporation, having its principal place of business at 165 Westmoreland Street, Harrogate, TN 37752 (the "SELLER" or the "CORPORATION"), TIMOTHY O. BATES ("BATES"), MICHAEL CAMPBELL ("CAMPBELL"), AMERIMED HEALTHCARE, INC., a Florida corporation ("AMERIMED") (Bates, Campbell and Amerimed are hereinafter sometimes collectively referred to as "SHAREHOLDERS" and individually as a "SHAREHOLDER"), IHS ACQUISITION XXVII, INC., a Delaware corporation (the "BUYER") and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS").


                              W I T N E S S E T H :

         WHEREAS, Seller operates a home respiratory care and durable medical equipment business in the States of Florida and Tennessee (the "BUSINESS"); and

         WHEREAS, Shareholders are the sole shareholders of the Seller; and

         WHEREAS, Buyer is a wholly owned subsidiary of IHS;

         WHEREAS, the Seller wishes to transfer its business and substantially all of its assets to the Buyer solely in exchange for voting shares of IHS in a transaction intended to qualify as a "reorganization" within the meaning of ss.368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (thE "CODE"), it being contemplated by the Seller and Buyer that the Seller will thereafter, as an integral part of the transaction, distribute the IHS Shares (as hereinafter defined) to the Shareholders in complete liquidation of the Seller and dissolve; and Buyer also desires to acquire from Seller and each Shareholder, and Seller and each Shareholder desire to grant to Buyer, covenants not to compete and other restrictive covenants as set forth in certain Restrictive Covenant and Indemnification Agreements of even date herewith (the "RESTRICTIVE COVENANT AGREEMENTS"); and

         WHEREAS, the consent or approval of all persons necessary for the consummation of the transactions contemplated hereby has been or will be obtained, including without limitation, all approvals of governmental authorities and parties to any contracts to be assigned to Buyer in connection herewith.

         NOW,  THEREFORE,  in  consideration  of the mutual  promises  contained
herein  and  for  other  good  and  valuable  consideration,   the  receipt  and
sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1.       Purchase and Sale of Assets.

                  (a) The Assets. As of the Closing Date referred to below in paragraph 8, Seller shall be deemed to have sold, transferred, conveyed and assigned, free and clear of all liens, claims, security interests, pledges, restrictions on transfer or use and other encumbrances of any kind or nature whatsoever ("LIENS") other than the "Permitted Liens" as hereinafter defined, all of Seller' rights, title and interest in, to or under:

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                         (i) Accounts Receivable. All of the accounts receivable
         of the Business including, without limitation, all accounts receivable set forth on the Schedule of Accounts Receivable Data attached hereto as Schedule 1(a)(i); and

                         (ii) Inventory; Fixed Assets. All inventory and fixed assets of the Business, including, without limitation, all of the same set forth on the Schedule of Inventory and Fixed Assets attached hereto as Schedule 1(a)(ii); and

                         (iii) Motor Vehicles. All motor vehicles of the Business, including without limitation, all of the same set forth on the Schedule of Motor Vehicles attached hereto as Schedule 1(a)(iii); and

                         (iv) Other Assets. All other assets of any kind, tangible or intangible, real, personal or mixed, owned and used or held for use by Seller in connection with the Business, including, without limitation, all of the following: (A) the Patients List of the Business, as described in Schedule 1(a)(iv)(A); (B) the telephone numbers listed on the Schedule of Telephone Numbers and Licenses attached hereto as Schedule 1(a)(iv)(B); (C) all personal property, machinery and equipment other than the Excluded Assets (as hereinafter defined); (D) all of Seller's prepaid assets; (E) rights under contracts, agreements, including, without limitation, franchise agreements, and instruments; (F) any other assets used in the operation of the Business, other than the Excluded Assets and real and personal property leased pursuant to certain equipment operating leases, leases for Seller's locations in LaFollette, Tennessee and Sneedville, Tennessee (the "REAL ESTATE LEASES") and the property to be leased by Seller to Buyer in Harrogate, Tennessee, pursuant to the Excluded Lease (as hereinafter defined); and (G) all intangible rights of Seller of every kind and description used in, or held for use in connection with, the operation of the Business, including, without limitation, all intangible assets, and to the extent permitted by applicable law, all licenses, permits and authorizations. The assets described in subsections 1(a)(i), (ii), (iii) and (iv) are referred to herein as the "Assets".

                  (b) For purposes of this Agreement, "Permitted Liens" shall include all liens, claims or encumbrances, including, but not limited to, personal and real property taxes, on any of Seller's assets to the extent securing of the Closing Assumed Lease Payables, any liens for current tax assessments that are not yet due and payable, the Real Estate Leases and the Assumed Liabilities (as hereinafter defined).

                  (c) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Seller shall not be deemed to have sold, transferred, conveyed or assigned the following assets to Buyer: Seller's building in Harrogate, Tennessee, and the related ground lease (the "EXCLUDED LEASE"), certain computer equipment and software used by Seller in its Orlando, Florida location and owned by Amerimed Healthcare, Inc., certain computer equipment and software owned and used by Chip Newcomb in connection with the performance of his duties as an employee of Seller, the ownership interests in the real property subject to the Real Estate Leases, the ownership interest in equipment subject to the equipment operating leases and a conditional sale agreement assumed by Buyer, loan receivable in the amount of $15,000.00 owed by Timothy O. Bates to Seller, loan receivable in the amount of $15,000.00 owed by Michael Campbell to Seller, $4,691.07 in cash retained by Seller to pay Seller's outstanding accounts payable as of the Closing, the rights to any federal or state income tax refunds due Seller, Certificate of Incorporation, qualification to do business in any jurisdiction, taxpayer identification number, minute books, stock transfer records and other documents related specifically to Seller's corporate organization and maintenance (collectively, the "EXCLUDED ASSETS"). Seller agrees to lease to Buyer, and Buyer agrees to lease from Seller, the portion of Seller's building in Harrogate, Tennessee presently used by Seller in the operation of the Business, in accordance with the terms and conditions set forth in the lease agreement (the "LEASE AGREEMENT") attached hereto as Exhibit 1(c), and Buyer and Seller agree to execute and deliver said Lease Agreement at the Closing (as hereinafter defined).

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                  (d) Restrictive Covenants.  Concurrently herewith,  Buyer, IHS and each of Seller and each Shareholder shall enter into a Restrictive Covenant Agreement, in such form as attached hereto as
Exhibit 1(c)-1, 1(c)-2, 1(c)-3 and 1(c)-4.

         2.       Purchase Price; Method of Payment.

                  (a) Purchase Price. The aggregate "PURCHASE PRICE" for the Assets shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) increased by (i) the amount of Seller's accounts receivable balance (net of reserve for doubtful accounts) as of the Closing (the "CLOSING NET RECEIVABLES AMOUNT") and (ii) the amount of Seller's cash balance as of the Closing (the "CLOSING CASH AMOUNT") and reduced by (A) the aggregate unpaid balance of Seller's operating leases as of the Closing (the "CLOSING ASSUMED LEASE PAYABLES"), and (B) any accrued vacation and sick leave pay owing by Seller to any of Seller's employees as of the Closing Date (the "EMPLOYEE BENEFITS PAYABLES"), all of which shall be payable by delivery of newly issued shares of voting common stock of IHS (the "IHS SHARES") valued as set forth in paragraph 6(a) below. Seller and Shareholders represent and warrant that the Closing Net Receivables Amount is $350,000, the Closing Cash Amount is $0, the Closing Assumed Lease Payables amount is $111,239.43, and the Employee Benefits Payables amount is $7933.75 and accordingly, that the Purchase Price, as adjusted, is $1,980,826.82

                  (b) Method of Payment. At the Closing (as defined in paragraph
8), Buyer shall pay, disburse, and deliver the Purchase Price as follows:

                         (i) by delivery of IHS Shares equal to Two Hundred Thousand Dollars ($200,000) (having a value determined as of the date hereof in accordance with Section 6(a) below) (the "ESCROWED SHARES" or "ESCROW FUND") to Crestar Bank, as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent during the Escrow Period (as defined in paragraph 5(d), below) pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit 2(b)(i)-A (the "ESCROW AGREEMENT"), pursuant to which, among other things, the Escrow Agent shall acknowledge that it is holding the Escrowed Shares as the agent of Buyer pursuant to the Stock Pledge Agreement in the form of Exhibit 2(b)(i)-B hereto (the "STOCK PLEDGE AGREEMENT"). The entire Escrow Fund shall be subject to the provisions of paragraphs 5 and 16 hereof; and

                         (ii) by delivery of IHS Shares equal One Million  Seven
         Hundred Eighty Thousand Eight Hundred Twenty Six Dollars and Eighty Two Cents ($1,780,826.82) (having a value determined as of the date hereof in accordance with Section 6(a) below) (the balance of the Purchase Price) to Seller. Said IHS Shares shall, immediately after the Closing, be transferred by Seller to the Shareholders as part of a distribution by Seller to the Shareholders in connection with the complete liquidation of Seller. Buyer shall deliver the IHS Shares pursuant to this Section 2(b)(ii) to Seller at the Closing, and subject to Section 6, IHS agrees to reissue the IHS Shares delivered to Seller pursuant to this Section 2(b)(ii) to the Shareholders within a reasonable period of time following the Closing.

         3. Indemnity Against Creditors Claims; No Assumption of Liabilities. Seller has requested that Buyer waive the requirements of the bulk sales and transfer laws of the State of Tennessee. Seller and each Shareholder agree to indemnify Buyer and save and hold Buyer harmless against all Damages (as defined in paragraph 16(c)) arising out of any claims made by creditors (including, without limitation, any Federal, state or local taxing authority) of Seller that relate to the Business, or that arise out of the failure to comply with any of such laws other than the Permitted Liens, the Closing Assumed Lease Payables, obligations arising prior to Closing under the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities.

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         4.       Closing Date Liabilities.

                  (a) Seller and Shareholders represent and warrant that, to the best of Seller's and each Shareholder's knowledge and belief after diligent inquiry, all of Seller's liabilities (except for the Closing Assumed Lease Payables, the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities) as of the Closing Date are listed on the Schedule of Liabilities attached hereto as Schedule 4(a) (the "LISTED LIABILITIES"). For purposes of this Agreement "LIABILITIES" shall mean and include all claims, lawsuits, liabilities, obligations or debts of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, whether or not asserted as of the date hereof, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation, any liabilities relating to any Excluded Assets (including, without limitation, the Excluded Lease), malpractice or other tort claims, claims for breach of contract, any claims of any kind asserted by patients, former patients, employees and former employees of Seller or any other party that are based on acts or omissions by Seller occurring on or before the Closing Date, amounts due or that may become due in connection with the participation of Seller in the Medicare or Medicaid programs or due to any other health care reimbursement or payment intermediary, or that may be due by Seller to any other third party payor, accounts payable, notes payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, and contractual obligations other than the Closing Assumed Lease Payables, the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities. Seller and each Shareholder acknowledge that the Purchase Price for the Assets is based on the accuracy of Seller's and each Shareholder's representations and warranties contained in this Agreement, including, but not limited to, Seller's and each Shareholder's representations and warranties contained in this paragraph 4(a). Without limiting the generality of the foregoing, Buyer will not assume any, and Seller shall remain liable for each, liability of Seller arising out of any facts, circumstances, matter or occurrences existing on or prior to the Closing Date (whether or not known) ("CLOSING DATE LIABILITIES"), other than the Closing Assumed Lease Payables, the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities.

                  (b) Without limiting the generality of the provisions of subparagraph (a) above, Buyer shall not assume the Contracts (as hereinafter defined in paragraph 13(b)), if any, set forth on Schedule 4(b), or any liabilities with respect thereto, and except as provided in subsection (c) below, Buyer shall not, in any case, assume any liabilities under any Contracts (whether or not such Contracts are assumed by Buyer) to the extent such liabilities arise out of facts or circumstances in existence, or obligations to be satisfied, on or prior to the Closing Date.

                  (c) At Closing, Buyer shall assume the Closing Assumed Lease Payables, the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities and shall satisfy the same in the ordinary course of business as the same shall become due and payable from and after the Closing; provided, however, that Buyer shall fully satisfy the outstanding obligations with respect to the Closing Assumed Lease Payables by not later than August 31, 1998. The Closing Assumed Lease Payables, the Real Estate Leases, the Employee Benefit Payables and the Assumed Liabilities shall not constitute Closing Date Liabilities or Listed Liabilities. The "ASSUMED LIABILITIES" shall be those liabilities of Seller set forth on Schedule 4(c).

         5.       Right of Offset Against the Escrow Fund.

                  (a)      Event of Deficiency.  If:

                           (i) Buyer pays for any Closing Date Liabilities, then Seller and Shareholders shall jointly and severally reimburse Buyer for such payment (a "LIABILITIES DEFICIENCY"); or

                           (ii) the actual net cash collections of the Seller's accounts receivables included in the Assets during the twelve (12) month period immediately following the Closing Date shall be less than the Closing Net Receivables Amount, then Seller and Shareholders, jointly and severally, shall pay to Buyer the amount of such deficiency ("ASSET VALUE DEFICIENCY") and Buyer acknowledges and agrees that the Shareholders shall be entitled to assist Buyer in collecting Seller's accounts receivable included in the Assets during the twelve (12) month period following the Closing Date and agrees to cooperate with the Shareholders in such collection efforts and if Shareholders assist Buyer in collecting receivables that exceed the Closing Net Receivables Amount, i.e. a collection of receivables included in the reserve for doubtful accounts, then Buyer agrees to deliver additional IHS Shares to Shareholders calculated based upon the Trade Price as defined in paragraph 6(a) below; or

                           (iii) Buyer shall be entitled to be indemnified for any Damages pursuant to this Agreement ("INDEMNIFICATION CLAIMS", and together with any Liabilities Deficiencies and Asset Value Deficiencies, collectively "CLAIMS" and each, a "CLAIM");

then, and in any of such events, Buyer may provide written notice to the Representative of the Claim, in which case Buyer shall be entitled to recover the amount of such Claim in accordance with the following procedure.

                  (b) Procedure if Seller Fails to Pay. If Seller fails to pay any Claim in full to Buyer within ten (10) days from the date of such written notice (said ten (10) day period hereinafter referred to as the "NOTICE PERIOD"), Buyer shall have the right to make offset against the Escrow Fund, in accordance with the terms and conditions of the Stock Pledge Agreement, in amounts from time to time equal to the amount of such Claim (subject, however, in the case of a "DISPUTE", to the provisions of paragraph 16 hereof applicable thereto), and Seller agrees to any such offset. Buyer's right to proceed against the Escrow Fund shall not be exclusive of any other rights or remedies that it may have under this Agreement, law, equity or otherwise, subject, however, in the case of a "DISPUTE" to the provisions of paragraph 16 below.

                  (c) Escrow Costs. The fees of the Escrow Agent shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

                  (d)      Escrow Period.

                           (i) The "ESCROW PERIOD" shall terminate three hundred sixty five (365) days following the Closing Date.

                           (ii) The balance, if any, of the Escrow Fund remaining (the "REMAINING ESCROW FUNDS") at the close of business on the last day of the Escrow Period shall be disbursed to Seller within fifteen (15) days after the last day of the Escrow Period.

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                           (iii)   Notwithstanding   anything  to  the  contrary
         contained in this subparagraph (d), if any Claim made by Buyer is in dispute at the time that any amounts are otherwise to be disbursed to Seller, then there shall be withheld from such amount to be disbursed and there shall be retained in the Escrow Fund, an amount such that there will be remaining in the Escrow Fund at least one hundred twenty-five percent (125%) of the amount of the Claim asserted by Buyer until the final settlement of such Claim or Claims.

                           (iv) Any interest accruing or income earned or distributed on any portion of the Escrow Fund shall be paid to the party receiving such portion of the Escrow Fund.

         6. IHS Stock. The Purchase Price shall be payable by Buyer by the delivery of IHS Shares to Seller in accordance with the following:

                  (a) Share Value. The number of IHS Shares issuable at Closing (the "CLOSING DATE SHARE COUNT") or deliverable to any claimant from the Escrow Fund shall be calculated based upon a price per share of such stock equal to the average closing New York Stock Exchange ("NYSE") price of such stock for the thirty (30) trading day period ending on the date that is two (2) business days immediately preceding the Closing Date (the "TRADE PRICE").

                  (b)      Registration Rights.

                           (i) IHS will prepare and use its reasonable commercial best efforts to cause to be filed and declared effective by the Securities and Exchange Commission (the "COMMISSION"), within one hundred and twenty (120) days following the Closing Date a registration statement for the registration of the IHS Shares (including the IHS Shares in the Escrow Fund) issued to Seller (and subsequently reissued to the Shareholders as a result of the distribution of the IHS Shares by Seller to the Shareholders in connection with complete liquidation of Seller) in connection with this transaction, under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and IHS shall maintain the effectiveness of such registration statement for a period of one
         (1) year following the date it became effective (the "REGISTRATION DATE"). IHS agrees that before filing such registration statement or the prospectus included therein or any amendments or supplements thereto, IHS shall endeavor to furnish counsel selected by the Shareholders copies of all such documents proposed to be filed (which documents shall be subject to the review and comment of such counsel).

                           (ii) The  registration  rights  provided  each of the
         Shareholders hereunder may be transferred by each of the Shareholders, in connection with any sale, assignment, exchange or other disposition by the Shareholders of their IHS Shares prior to the effective date of the registration statement required to be filed hereunder, and in connection with any dispositions made thereafter, other than dispositions made thereafter pursuant to the registration statement filed in accordance with Section 6; provided that, as a condition to such transfer, each such transferee shall have agreed, in writing, to be bound by the provisions applicable to the transferring Shareholder under this Section 6. Upon and after any such transfer, references to the "Shareholder" or a "Shareholder" in Section 6 shall refer to each such transferee, as the context may indicate, for so long as each such transferee owns IHS Shares. In the event of any such transfer of registration rights on or after the Registration Date, if, solely by reason of such transfer, the prospectus included in the registration statement addressing the transferring Shareholder and his intended method of disposing of his registered IHS Shares is required to be amended or supplemented, as determined in the reasonable discretion of IHS, then IHS' reasonable costs of preparing and filing such amendment or supplement, together with the reasonable costs of providing all selling

         Shareholders named in the prospectus including the transferee each with a copy of the prospectus, as so amended or supplemented, shall be paid by the transferring Shareholder or such transferee.

                  (c) Registration Expenses. Seller and the Shareholders shall not be responsible for, and IHS shall bear, all of the expenses of IHS related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Shares and the costs and expenses (including fees and disbursements of its counsel) incurred in connection with the qualification of IHS Shares under the "Blue Sky" laws of various jurisdictions. IHS, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of any Shareholder's or any transferee's failure to comply with its obligations under this Section 6. IHS, shall in all events, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the Shareholders' registered IHS Shares on each securities exchange on which similar securities issued by IHS are then listed or, if applicable, on the NASDAQ system.

                  (d)      INTENTIONALLY DELETED BY THE PARTIES

                  (e) Registration Procedures, etc. In connection with the registration rights granted to Seller (and the Shareholders) with respect to the IHS Shares as provided in this Section 6, IHS covenants and agrees as follows:

                           (i) IHS shall promptly respond to reasonable inquiries of the Shareholders regarding the effectiveness of the registration statement filed hereunder, and shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of one year and shall otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the methods of disposition by the Shareholders set forth in such registration statement.

                           (ii) IHS will promptly notify the Shareholders at any
         time when a prospectus relating to a registration  statement under this
         Section 6 is required to be delivered under the Securities Act and of the happening of any event known to IHS as a result of which the prospectus included in such registration statement, as then in effect, would include an untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements set forth therein not misleading in light of the circumstances then existing. At the request of any Shareholder, IHS shall expeditiously prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of the Shareholders' registered IHS Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

                           (iii) IHS shall, upon request of the Shareholders, furnish such number of prospectuses as shall reasonably be requested.

                           (iv) The Shareholders agree that if they sell their IHS Shares included in the registration statement they will do so in compliance with the disclosed method of disposition set forth therein, and shall discontinue any offers and sales thereunder upon notice from IHS that the registration statement relating to their IHS Shares is not current, until IHS gives further notice that offers and sales may be recommenced.

                           (v) IHS shall otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

                           (vi) In the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any IHS Shares included in such registration statement for sale in any jurisdiction, IHS shall promptly use its reasonable commercial efforts to obtain the withdrawal of such order.

                           (vii) IHS shall cause all of the Shareholders' IHS Shares included in the registration statement to be listed on the NYSE.

                           (viii) IHS shall take all necessary action which may be required in qualifying or registering IHS Shares included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Shareholders, provided that IHS shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction; and

                           (ix) The information included or incorporated by reference in the registration statement filed pursuant to this Section 6 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                  (f)      Indemnification.

                           (i)  IHS  shall  indemnify  the  Shareholders,  their
         successors and assigns, and each person, if any, who controls such Seller within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or contained in any documents or information furnished by IHS filed in any jurisdiction in order to qualify IHS Shares under the securities laws thereof (the "BLUE SKY FILINGS") or filed with the Commission, any state securities commission or agency, the NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to IHS by any of the Shareholders expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Shareholders in respect of which indemnity may be sought against IHS pursuant to this subsection 6(f)(i), such Shareholder shall within thirty (30) days after the receipt thereby of a summons or complaint notify IHS in writing of the institution of such action (provided, however, that the failure to timely give such notice shall not affect the Shareholders' right to indemnification hereunder except to the extent that IHS is damaged by such delay and IHS shall assume the defense of such actions, including the employment and payment of fees and expenses of counsel (reasonably satisfactory to such Shareholder). The Shareholders shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Shareholders unless (A) the employment of such counsel shall have been authorized in writing by IHS in connection with the defense of such action, or (B) IHS shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded (after notice to IHS) that there may be defenses available to it or them which are different from or additional to those available to IHS (in which case, IHS shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Shareholders and such controlling persons shall be borne by IHS.

                           (ii) To the extent permitted by law, the Shareholders, and their successors and assigns, shall severally, and not jointly, indemnify IHS, its officers and directors and each person, if any, who controls IHS within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from written information furnished by or on behalf of such Shareholders, or their successors or assigns expressly for inclusion in such registration statement, provided that the obligation to indemnify shall be limited to the net amount of proceeds received by any such Shareholder from the sale of such Shareholder's IHS shares pursuant to such registration statement.

                           (iii)  The indemnification  provided  for under  this
         Section 6 shall remain in force and effect regardless of any investigation made by or on behalf of the indemnified party or any officers, directors or controlling persons of such indemnified party, and shall survive the transfer of the IHS Shares. Each party agrees to make such provisions, as are reasonably requested by any of the other parties, for contribution in the event that a party's indemnification is unavailable for any reason.

         (g) Notice of Sale. If the Shareholders desire to transfer all or any of the IHS Shares other than pursuant to the registration statement, they will deliver prior written notice to IHS, describing in reasonable detail their intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Seller will sell the IHS Shares in compliance with subsection 6(e)(iv) above. If the Shareholders deliver to IHS an opinion of counsel reasonably acceptable to IHS and its counsel and to the effect that the proposed transfer of IHS Shares may be made without registration under the Securities Act, the Shareholders will be entitled to transfer IHS Shares in accordance with the terms of the notice and opinion of their counsel.

         (h) Furnish Information. The Shareholders shall furnish promptly, in writing, such information and affidavits as IHS reasonably requests in connection with such registration statement (or the prospectus included therein), including written information regarding themselves and their intended method of disposition of their IHS Shares included in the registration statement. In that connection, each transferee of any Shareholder shall be required to represent to IHS that all such information which is given is both complete and accurate in all material respects. Such Shareholders shall deliver to IHS a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify IHS at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 6 is required to be delivered under the Securities Act, of the happening of any event applicable to and known to such transferee as a result of which the information provided by the Shareholders to IHS in writing in connection with the registration rights for inclusion in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing. The Shareholders agree and acknowledge that any failure by any of them to timely satisfy their obligations under this subsection (h) may result in delays, including delay of the resale of the IHS Shares in a registration statement.

         (i) Investment Representations. All IHS Shares to be issued hereunder will be newly issued shares of IHS. Seller represents and warrants to IHS that the IHS Shares being issued hereunder are being acquired, and will be acquired, by the Shareholders for investment for their own accounts and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Shareholders acknowledge that the IHS Shares constitute restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Shareholders agree that no IHS Shares may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Shareholders have the knowledge and experience in financial and business matters, are capable of evaluating the merits and risks of the investment, and are able to bear the economic risk of such investment. The Shareholders have had the opportunity to make inquiries of and obtain from representatives and employees of IHS such other information about IHS as they deem necessary in connection with such investment.

         (j) Restrictions on Transferability/Legend. The Shareholders acknowledge and agree that, except for the Shareholders' IHS Shares that are to be sold pursuant to an effective registration statement filed in accordance with this Section 6, the Shareholders will not be permitted to sell, assign, pledge, encumber or otherwise dispose of their IHS Shares unless otherwise registered under the Securities Act or sold pursuant to an exemption from the registration requirements of the Securities Act. The Shareholders each agree that, prior to each Shareholder's sale, transfer, pledge or other disposition of such Shareholder's IHS Shares, other than sales or dispositions made pursuant to an effective registration statement, each such Shareholder shall provide IHS with an opinion of counsel, reasonably acceptable to IHS, that the proposed sale, transfer or other disposition of such Shareholder's IHS Shares may be made without registration under the Securities Act. In furtherance of the foregoing, it is understood that the certificates evidencing the IHS Shares shall bear a legend substantially as follows:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

IHS agrees to remove the above-described legend from the certificate(s) evidencing the Shareholders' IHS Shares at such time as they are sold pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act.

         (k) Certain Transferees. Prior to the effective date of registration of the IHS Shares, no Shareholder shall transfer any IHS Shares to any person or entity except as expressly permitted by this Agreement and unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Shareholders under this Section 6.

         (l) Rule 144 Reporting. As long as any Shareholder owns any IHS Shares, with a view of making available certain rules and regulations of the Commission which permit the sale of restricted securities to the public without registration, IHS agrees to:

                  (i) make "current public information" available as those terms are understood and defined in Rule 144 of the regulations under the Securities Act, as amended;

                  (ii) use its best efforts to file with the Commission, in a timely manner, all reports and other documents required to be filed by IHS under the Exchange Act so long as IHS remains subject to such reporting requirements; and

                  (iii) subsequent to the first anniversary of this Agreement, furnish to any Shareholder, upon request:

                           (a) a written  statement by IHS as to its  compliance
                  with the reporting requirements of Rule 144 under the Exchange Act (so long as IHS remains subject to such reporting requirements);

                           (b) a copy of the most recent  annual  report of IHS;
                  and

                           (c) such other reports and  documents  filed with the
                  Commission as any such Shareholder may reasonably request in availing itself of Rule 144 or any successor statute thereto.

         7. Employees. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees of the Seller, although Buyer shall have the right to offer employment to any such employees. Seller shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by Seller of any of its employees, all of which liabilities shall constitute Closing Date Liabilities. Seller and Shareholders shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to Closing with respect to each employee retained by IHS, excluding the Employee Benefits Payables.

         8. Closing Date. The consummation of the transactions contemplated by this Agreement is sometimes referred to as the "CLOSING", and the date on which such consummation occurs, including, without limitation, the execution and delivery of this Agreement by each of the parties hereto, is sometimes referred to as the "CLOSING DATE". The Closing Date for the transactions contemplated under this Agreement will be August , 1998.

         9. Asset Condition and Quality. Seller and Shareholders, jointly and severally, represent, warrant and covenant that, as of the Closing Date, all physical Assets of Seller are free of defects and in good working order, condition and repair, except for ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

         10. Instruments of Conveyance and Transfer. At the Closing:

                  (a) Seller will execute and deliver to Buyer such bills of sale, assignments, motor vehicle certificates of title, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets to Buyer as of the Closing Date, such documents to contain full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and valid legal title to the Assets of the Business being transferred to Buyer by Seller, free and clear of all Liens other than the Permitted Liens, the Closing Assumed Lease Payables, the Excluded Lease, the Real Estate Leases, the Employee Benefits Payables and the Assumed Liabilities.

                  (b) Simultaneously with such delivery, Seller will take all steps as may be requisite to put Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

                  (c) Seller will deliver to Buyer and IHS an opinion or opinions, dated the Closing Date, of its counsel, in substantially the form attached hereto as Schedule 10(c).

                  (d) Seller will deliver a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its board of directors and, if applicable, its stockholders, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 13(a) below), and the incumbency of its officers.

                  (e) Buyer and Seller shall execute and deliver an assignment and assumption of equipment leases for the Closing Assumed Lease Payables.

                  (f) Shareholders shall execute and deliver stock powers endorsed in blank to the Escrow Agent, covering all of the IHS Shares deposited with the Escrow Agent.

                  (g) Seller will deliver a check for the Closing Cash Amount to Buyer.

                  (h) Buyer will deliver the Escrow Shares to the Escrow Agent in accordance with Section 2(b)(i) above.

                  (i) Buyer will deliver to Seller the IHS Shares in accordance with Section 2(b)(ii) above,

                  (j) Buyer and Seller shall execute and deliver the assignment and assumption of the Real Estate Leases.

                  (k) Buyer and Seller shall execute and deliver the Lease Agreement attached hereto as Exhibit 1(c).

                  (l) Buyer and Seller shall execute and deliver the Stock Pledge Agreement and the Escrow Agreement.

                  (m) Buyer shall execute an Assumption Agreement for the Assumed Liabilities, the Real Estate Leases, the Closing Assumed Lease Payables and the Employee Benefits Payables.

                  (n) Buyer and IHS will deliver to Seller and Shareholders an opinion, dated as of the Closing, of their counsel in substantially the form attached hereto as Schedule 10(n).

                  (o) Buyer will deliver a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its Board of Directors and, if applicable, its sole shareholder, IHS, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 13(a) below) and the incumbency of its officers.

                  (p) IHS will deliver to Seller a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its Board of Directors authorizing the execution, delivery and full performance of this Agreement and its obligations hereunder and the incumbency of its officers.

         11. Sales and Transfer Taxes; Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on Seller or IHS, shall be borne by Seller and Buyer.

         12. Restrictions on Operations of Seller. Seller and Shareholders, jointly and severally, represent, warrant and covenant that, except as expressly disclosed on Schedules hereto, since the most recent Financial Statement Date referred to in paragraph 13(o) below, through the Closing Date, there has been no material adverse change in the condition (financial or otherwise) or prospects of the Seller or the Business, and Seller has not:

              (i) sold, assigned or transferred any Assets, except in the ordinary course of business, consistent with past practice;

              (ii) subjected any Assets to any Liens other than the Permitted Liens;

              (iii) entered into any contract or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business, consistent with past practice;

              (iv) incurred any liabilities or indebtedness other than in the ordinary course of business, consistent with past practice;

              (v) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, paid any bonuses, increased the salaries or other compensation of any of its employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

              (vi) discharged or satisfied any Lien or encumbrance, or satisfied, paid or prepaid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge of which has caused or may cause any actual damage or risk of loss to the Corporation or the Assets;

              (vii) failed to collect its accounts receivable in the ordinary course of business, consistent with past practice;

              (viii) changed any of the accounting principles followed by it or the methods of applying such principles;

              (ix) canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business, consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

              (x) issued any capital stock, or declared or paid or set aside or reserved any amounts for payment of any dividend or other distribution in respect of any equity interest or other securities, or redeemed or repurchased any of its capital stock or other securities, or made any payment to any of its affiliates except for payments of compensation in the ordinary course of business, consistent with past practice and disclosed to IHS as such;

              (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority (as such term in defined in paragraph 13(d) below) relating to it or its property or received any threat thereof; or

              (xii) entered into any material transaction other than in the ordinary course of business, consistent with past practice.

         13. Representations and Warranties by Seller and Shareholder. As a material inducement to Buyer and IHS to execute and perform their obligations under this Agreement, Seller and Shareholders hereby, jointly and severally, represent and warrant to Buyer and IHS as follows as of the Closing Date:

              (a)    Organization of Seller; Enforceability.

                     (i) Seller is a corporation, organized, and in good standing, respectively, in the State of Florida, and is qualified to do business and is in good standing in each other State where the nature of its business or the assets held by it requires such qualification, and has requisite corporate power and authority to carry on its Business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. Each of this Agreement and each agreement, instrument, certificate and document in connection with this Agreement or the transactions contemplated hereby ("TRANSACTION DOCUMENTS") constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Seller does not have any subsidiaries.

                     (ii) This Agreement and each Transaction Document to which any Shareholder is a party constitutes the legal, valid and binding obligations of such Shareholder, enforceable against that Shareholder in accordance with its terms.

              (b) Consents. Except as set forth on Schedule 13(b), no authorization, consent, approval, license, exemption by, filing or registration with any Governmental Authority or of any party to any contract, agreement, instrument, commitment, lease, indenture or understanding (written, oral or implied) by which Seller or any of the Assets is bound ("CONTRACTS") or by which any Shareholder or any Shareholder's assets is bound ("SHAREHOLDER CONTRACTS") is necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or any Shareholder.

              (c) Litigation. Except as set forth on Schedule 13(c), there are no actions, suits or proceedings affecting Seller or any of the Assets which are pending or threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any Governmental Authority (as hereinafter defined), nor is Seller or any of its respective officers or directors or any Shareholder aware of any facts which to them or their knowledge might reasonably be expected to result in any such action, suit or proceeding.

              (d) Compliance with Laws and Contracts. Seller is not in violation of, or in default under: any term or provision of its Articles of Incorporation or Bylaws, or any judgment, order, writ, injunction, decree, statute, law, rule, regulation, directive, mandate, ordinance or guideline ("GOVERNMENTAL REQUIREMENT") of any Federal, state, local or other governmental or quasi-governmental agency, bureau, board, council, administrator, court, arbitrator, commission, department, instrumentality, body or other authority (collectively, "GOVERNMENTAL AUTHORITIES" and individually "GOVERNMENTAL AUTHORITY"); or of any Contract. The execution and delivery by Seller and each Shareholder of, and the performance and compliance by each of them with this Agreement, and the Transaction Documents and the transactions contemplated hereby and thereby, does not and will not result in the violation of or conflict with or constitute a default under any such term or provision or result in the creation of any Lien on any of the properties or assets of Seller or any Shareholder pursuant to any such term or provision or any term or provision of any Governmental Requirement by which any Shareholder is bound or of any Shareholder Contract.

               (e) Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby, including the sale and transfer of the Assets by Seller as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller and, if applicable, by the requisite number of holders of its outstanding capital stock, and all action required by any applicable Governmental Requirement by the stockholders of Seller with regard thereto have been appropriately authorized and accomplished.

               (f) Title to Assets. Seller has good and indefeasible title to all of the Assets, free and clear of all Liens other than the Permitted Liens.

               (g) Contracts. Set forth on Schedule 13(g) hereto is a list of all material Contracts of Seller including, without limitation, each:

                       (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, or any non-competition, non- solicitation, confidentiality or similar agreement with any such person or persons;

                       (ii) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is executory or that was entered into during the three
         (3) year period ending on the date hereof;

                       (iii) contract, agreement or commitment which contains any provisions requiring the Seller or the Business to indemnify or act for any other person or entity or to guaranty or act as surety for any other person or entity;

                       (iv) contract, agreement or commitment restricting the Seller or the Business from, or in favor of either of the Seller or the Business and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others;

                       (v) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;

                       (vi) licensing,  distributor, dealer, franchise, sales or
         manufacturer's  representative,   agency  or  other  similar  contract,
         arrangement or commitment;

                       (vii) contract, agreement or arrangement granting a leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses (the "LEASES");

                       (viii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement applicable to any employee, consultant or agent of the Seller or the Business not covered by clause (i) above;

                       (ix) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority;

                       (x) agreement with respect to the settlement of any litigation or other proceeding with any third person or entity;

                       (xi) agreement relating to the ownership, transfer, voting or exercise of other rights with respect to any equity in the Seller, or any other entity, including without limitation, registration rights agreements, voting trust agreements and shareholder and proxy agreements;

                       (xii)  contract,   agreement  or  commitment  to  provide
         services or products, or

                       (xiii) agreement not made in the ordinary and normal course of business and consistent with past practice, or involving consideration in excess of $25,000 in each case, that is not set forth in subsections (i) through (xii) above.

         To the best of Seller's and each Shareholder's knowledge, no party to any Contract other than Seller is in default under any Contract. Seller has delivered to IHS true and complete copies of each written Contract (or a description of each oral Contract) requested by IHS.

                  (h) Brokers. No broker or finder has acted for Seller in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller.

                  (i) Employment Contracts; Employees. There are no Contracts of employment between Seller and any officer or other employee of the Business, except as set forth on Schedule 13(g) above. The name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Seller, contained on the Schedule of Personnel Payrates and Advances attached hereto as
Schedule 13(i) is accurate and complete. No employee, consultant or agent of the Seller has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 13(i). Since the date that is two (2) years prior to the Closing Date, there has been no material adverse change in the relationship between the Seller and its employees, nor any strike or labor disturbance by any of such employees affecting the Business and there is no indication that such a change, strike or labor disturbance is likely. No employees of the Seller are represented by any labor union or similar organization in connection with their employment by or relationship with, Seller, and to the knowledge of the Seller and Shareholder, there are no pending or threatened activities the purpose of which is to achieve such representation of all or some of such employees, and there are no threats of strikes, work stoppages or pending grievances by any such employees. Seller is not party to any collective bargaining or other labor contracts.

                  (j) Employee Benefit Plans. Seller has no pension or 401K plans existing as of the Closing Date. Except as disclosed in Schedule 13(j), Seller has no other bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan. Without limiting the generality of the foregoing, Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

                  (k) Insurance. All inventories, buildings and fixed assets owned or leased by the Seller are and will be adequately insured against fire and other casualty through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Schedule 13(k), is accurate and complete. Schedule 13(k) also sets forth any claims made under any of the insurance policies referred to above or increases in premiums therefor during the past two years. True and complete copies of all policies of fire, liability and other forms of insurance held or owned by the Seller or otherwise in force and providing coverage for the Business or any of the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) have been delivered to IHS. Such policies are owned by and payable solely to the Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date, and all premiums due on or before the Closing Date in respect thereof have been paid.

                  (l) Disclosure. No representation or warranty by Seller or any Shareholder in this Agreement or in any Transaction Document, contains any untrue statement of material fact or omits to state any material fact, of which any Shareholder or Seller or any of its officers, directors or stockholders has knowledge or notice, required to make the statements herein or therein contained not misleading.

                  (m) Officers, Directors and Shareholders of Seller. As of the Closing Date, the Shareholders are the sole shareholders of Seller and the following individuals are all of the officers and directors of Seller:

                  Name                                 Office/Position
                  ----                                 ---------------

                  Michael Campbell                     President/Director
                  Timothy O. Bates                     Vice President/Director
                  Deborah Campbell                     Secretary - Treasurer

                  (n) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets as of the most recent Financial Statement Date, attached hereto as Schedule 1(a)(ii), is accurate and complete.

                  (o) Tax Returns and Financial Statements. Seller has furnished IHS with its tax returns (the "TAX RETURNS") for the periods ended September 30, 1996 and September 30, 1997, and has furnished IHS with its financial statements (the "FINANCIAL STATEMENTS") for the periods ended September 30, 1996, September 30, 1997 and June 30, 1998 (the "FINANCIAL STATEMENT DATES"), copies of which are attached hereto as Schedule 13(o). The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly present the financial condition of the Seller at such date and the results of its operations for the periods specified; (iii) the Financial Statement for the year ended September 30, 1996 was prepared on the cash basis of accounting and the Financial Statement for the year ended September 30, 1997 was prepared in accordance with GAAP; (iv) with respect to all Contracts of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to any balance sheets, disclose all of the liabilities of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if expressly disclosed on any Schedule to this Agreement. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business, consistent with past practice, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                  (p) Supplemental Tax Information. Seller has furnished IHS with its most recent (i) tax registration certificates, and (ii) tax returns required of it by the federal government and each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to franchise taxes, federal, state and local tangible personal property tax returns, and federal, state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Supplemental Tax Information, attached hereto as Schedule 13(p).

                  (q) Adverse Business Developments. No notice has been received by Seller or any Shareholder of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months before the date hereof. Neither Seller nor any Shareholder has received, either orally or in writing, any notice specific to it of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged in by Seller, nor has Seller or any Shareholder received, or been threatened with, any claim for refund specific to it in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Schedule 13(q).

                  (r) Relationships. Except as disclosed on Schedule 13(r), neither Seller, its officers, directors and employees, nor any Shareholder and no member of any of their respective immediate families, and no person or entity which is controlled by, under common control with, or controlling any of them (each, an

"AFFILIATE") has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business. No Affiliate of Seller or any Shareholder is guaranteeing any obligations of the Seller.

                  (s) Assets  Comprising  the  Business.  Except as disclosed on
Schedule 13(s), the Assets, with the Excluded Assets, are all of the tangible and intangible properties (real, personal and mixed), including, without limitation, all licenses, intellectual property, permits and authorizations, and contracts that are necessary or material to the operation of the Business as now operated. The quantities of inventory and supply items included in the Assets are reasonable in light of the present and anticipated volume of the Business of the Seller in the ordinary course of the business of the Seller, consistent with past practice, as determined by the Seller in good faith and consistent with past practice.

                  (t) Questionable Payments. Seller has not, and to the knowledge of the Seller and Shareholders, none of their Affiliates or employees have offered, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

                  (u) Reimbursement Matters. Seller, to the extent necessary to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as disclosed on
Schedule 13(u), (i) Seller and Shareholders have not received any notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by it, (ii) to Seller's and each Shareholder's knowledge, there is no basis for the assertion after the Closing Date of any such denial or recoupment claim, and (iii) Seller and Shareholders have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys with respect to, or arising out of, products or services provided by Seller or otherwise, and to the knowledge of Seller and Shareholders, no such investigation or survey is pending, threatened or imminent.

                  (v) Environmental Compliance. Except as disclosed on Schedule 13(v), at all times during Seller's ownership of the Business, the Business has not been, and currently is not, in violation of any environmental Governmental Requirement and no notice has ever been served upon any Shareholder or Seller, their agents or representatives or any prior owner of the Business, claiming any violation of any Governmental Requirement concerning the environmental state, condition or quality of any real or personal property related to the Business, or requiring or calling attention to the need for any work, repairs or demolition on or in connection with any of the real property in order to comply with any Governmental Requirement concerning the environmental or healthful state, condition or quality of the real property.

                  (w) Questionnaires. The healthcare law questionnaire heretofore delivered to the Seller by IHS attached hereto as Exhibit 13(w) (the "QUESTIONNAIRE") has been fully and accurately completed and does not contain any material misstatement of any fact and does not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

         14. Representations and Warranties of Buyer and IHS. Buyer and IHS, jointly and severally, represent and warrant to Seller and Shareholders that:

                  (a) Due Organization of Buyer; Etc. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware and is duly qualified and registered to do business as a foreign corporation and is in active status or good standing as applicable to each jurisdiction that requires such qualification or registration except where the failure to so qualify or register would not have a material adverse affect on Buyer. Buyer has all the necessary corporate power to own its own properties, conduct its business as presently conducted and to do and perform all acts and things required to be done by Buyer under this Agreement. Buyer is a wholly-owned subsidiary of IHS.

                  (b) Buyer's Authority to Enter Into Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all of the Transaction Documents contemplated to be executed by Buyer under this Agreement and to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement has been duly authorized and approved by Buyer's Board of Directors. This Agreement and all of such documents when executed and delivered by Buyer in connection with this Agreement will constitute the valid and legally binding obligations of Buyer enforceable in accordance with their respective terms and conditions.

                  (c) Noncontravention With Respect to Buyer. Neither the execution and delivery of this Agreement or any of the Transaction Documents to be executed by Buyer as contemplated under this Agreement nor the consummation of the transactions contemplated in this Agreement or the Transaction Documents will: (i) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of Buyer's articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (d) Broker's Fees. Neither Buyer nor IHS has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller and/or the Shareholders could become liable or obligated, and no broker or finder has acted for Buyer or IHS in connection with the transactions contemplated under this Agreement.

                  (e) Stock Payment Authority. Buyer and IHS have the authority to cause the payment of the purchase price consisting of the IHS Shares to be delivered to Seller and to Escrow Agent in accordance with the terms of this Agreement.

                  (f) Due Organization of IHS, Etc. IHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered to do business as a foreign corporation and is in active status or good standing as applicable to each jurisdiction that requires such qualification or registration except where the failure to so qualify or register would not have a material adverse affect on IHS. IHS has all the necessary corporate power to own its own properties, conduct its business as presently conducted and to do and perform all acts and things required to be done by IHS under this Agreement.

                  (g) Noncontravention With Respect to IHS. Neither the execution and delivery of this Agreement or any of the Transaction Documents to be executed by IHS as contemplated under this Agreement nor the consummation of the transactions contemplated in this Agreement or the Transaction Documents will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling , charge or other restriction of any government, governmental agency or court to which IHS is subject or any provision of IHS' articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which IHS is a party or by which it is bound or to which any of its assets is subject.

                  (h) IHS Stock. IHS has duly authorized and reserved for issuance the IHS Shares to be issued in connection with this Agreement and, when issued in accordance with the terms of Section 6 of this Agreement, such IHS Shares will be validly issued, fully paid and nonassessable.

                  (i) IHS' Authority to Enter Into Transactions Contemplated Under the Agreement. IHS has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and any other Transaction Documents to be executed by IHS as contemplated under this Agreement and to perform its obligations with respect thereto including the registration rights provided to Seller and/or the Shareholders in Section 6 of this Agreement, and such documents when executed and delivered will constitute the valid and legally binding obligations of IHS enforceable in accordance with their respective terms and conditions. The execution of this Agreement and all of the other documents contemplated in this Agreement to be executed by IHS has been duly authorized and approved by IHS' Board of Directors.

                  (j) Securities and Exchange Commission Filings and Financial Statements. IHS has furnished the Seller and Shareholders with a correct and complete copy of its Annual Report and its report on Form 10-K for its fiscal year ended December 31, 1997 (the "10-KS"), its reports on Form 10-Q for its fiscal quarters ended September 30, 1997 and March 31, 1998 (the "10-QS") and its proxy statement prepared in connection with its annual meeting held on May 22, 1998 (the "PROXY STATEMENT"). As of their respective dates, none of the 10-Ks, the Annual Report, the 10-Qs and Proxy Statement and no press release or other schedule or report required by IHS to be publicly disclosed or filed with the Commission pursuant to the Exchange Act since January 1, 1997 (all of the foregoing being the "SEC DOCUMENTS") contained any untrue statements, or omitted to state any disclosures, which, in light of the circumstances, would render any of such documents materially misleading, and the SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Exchange Act and the rules and regulations promulgated by the Commission thereunder. The financial statements of IHS and its combined subsidiaries and the notes thereto contained in the Commission reports are correct and complete in all material respects and fairly present the combined financial position of IHS and its combined subsidiaries as of the respective dates thereof and the results of operations for the periods then ended except as disclosed therein or in the notes thereto or in the explanations thereof contained in the Commission reports; and the balance sheets and notes thereto show and properly reflect all material liabilities of IHS and its combined subsidiaries on the respective dates thereof which were required to be disclosed in accordance with GAAP, except for any claims and lawsuits against IHS and its combined subsidiaries now pending which claims and lawsuits IHS does not expect to materially adversely affect the business, properties or financial condition of IHS and its combined subsidiaries taken as a whole. Each such financial statement was prepared in conformity with GAAP consistently applied and presents fairly the financial condition of IHS and its combined subsidiaries as of such dates, and the results of operations of IHS and its combined subsidiaries for such periods are correct and complete in all material respects and are consistent with the books and records of IHS and its combined subsidiaries. Since the date of the most recent 10-Q, there has not been any material adverse change singularly or in the aggregate in the business, financial condition, operations, results of operations, accounting methods, liabilities, assets or earnings of IHS and its combined subsidiaries.

         15. Survival of Representations and Warranties. The representations and warranties of Seller, Shareholders, IHS and Buyer contained in or made pursuant to this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated under this Agreement.

         16.      Indemnification; Remedies.

                  (a) Indemnification by Seller and each Shareholder. Seller and each Shareholder shall, jointly and severally, indemnify and hold harmless at all times Buyer and IHS and their stockholders, directors, officers, employees, agents and assigns, from and against any Damages (as hereinafter defined) arising out of: (i) any inaccurate representation made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document;
(ii) any breach of any warranty made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document; (iii) any breach or default in the performance by Seller or any Shareholder of any of the covenants to be performed by Seller or any Shareholder hereunder or in any Transaction Document; and (iv) any Closing Date Liabilities.

                  (b) Indemnification by Buyer and IHS. Buyer and IHS shall, jointly and severally indemnify and hold harmless at all times Seller and/or Shareholders from and against any Damages arising out of: (i) any inaccurate representation made by Buyer and/or IHS in, pursuant to or under this Agreement;
(ii) any breach of any warranty made by Buyer and/or IHS in, pursuant to or under this Agreement; and (iii) any breach or default in the performance by Buyer and/or IHS of any of the covenants and agreements to be performed by Buyer and/or IHS hereunder.

                  (c) Definition of Damages. The term "DAMAGES" as used herein shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, settlements, penalties, and damages, including, without limitation, reasonable counsel fees incurred in investigating or in attempting to avoid or oppose the imposition thereof. The term "Damages" shall include, but shall not be limited to, any Liabilities Deficiency, as defined in paragraph 5 hereof.

                  (d)  Remedies.

                       (i) Buyer's and IHS' Remedies. Seller and each Shareholder shall make payment of any Claim made against it, him or her by no later than the last day of the Notice Period as provided in paragraph 5(b) above.

                       (ii) Seller's Remedies. If Seller or any Shareholder makes written request to Buyer and/or IHS for the payment of Damages, then Buyer and/or IHS shall pay to Seller or Shareholders the amount of Damages requested within ten (10) days from the date that such notice is delivered to Buyer and/or IHS (also a "NOTICE PERIOD").

                       (iii) Notice of Dispute. Notwithstanding the foregoing provisions of this subparagraph (d) and Section 5(b) above, if a party (the "DEMANDING PARTY") serves a request for payment on the other party (the "OBLIGATED PARTY"), the Obligated Party shall have the option to provide written notice to the Demanding Party (the "NOTICE OF DISPUTE") within the applicable Notice Period that the Obligated Party disputes, in good faith, the validity or amount of the Damages set out in the request for payment of Damages, and if the affected parties cannot agree on the validity or amount of such Damages within ten (10) days following the Notice Period, the dispute as to the validity or amount of such claim or liability (the "DISPUTE") shall be settled as set forth in subparagraph (e) of this paragraph 16, with the non-prevailing party bearing the prevailing party's costs of arbitration if such Dispute is resolved by arbitration.

                       (iv) Arbitration. If arbitration is required pursuant to this paragraph 16, Buyer and IHS, on the one hand, and the Representative, on the other hand, each shall select an arbitrator within ten (10) business days after the Notice of Dispute is delivered; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim for Damages. If Representative or Buyer and IHS delays in appointing an arbitrator when required, and ten (10) days or more has elapsed, the arbitrator appointed by the other party shall arbitrate the dispute. If the Seller and the Shareholders shall be subject to a Dispute with Buyer and IHS, they shall, unless Buyer and IHS elect otherwise in their sole and absolute discretion, be required to act as a group with respect to any and all rights and obligations with respect to the resolutions of the Dispute as provided in this paragraph 16 and Representative shall have the authority to settle such Dispute and/or any Claims on behalf of such group. Any arbitration required pursuant to this paragraph 16 shall be conducted in accordance with and under the rules of the American Arbitration Association.

                       (e) Settlement of Disputes.

                           (i) Disputes Not Involving Third Parties. If a Dispute involves claims not involving any third party, Buyer and IHS and Seller and Shareholders shall settle the Dispute by submitting the same to binding arbitration in accordance with subsection 16(d)(iv) above.

                           (ii) Disputes Involving Claims Made by Third Parties. If a Dispute involves claims made by one or more third parties (a "THIRD PARTY CLAIM"), the party asserting its right to indemnification for such Third Party Claim shall give written notice to the other party as soon as practical after such asserting party receives notice of such Third Party Claim; provided, however the failure to timely give such notice shall not affect such party's right to indemnification except to the extent the party to receive the notice is damaged by such delay. Upon such notice to Representative or the applicable Seller or Shareholder, Buyer and IHS and Seller and/or Shareholders shall submit the Dispute to arbitration, and the following procedures shall apply:

                                            (A)   Solely   for    purposes    of
                           determining the party responsible for defending the Third Party Claim, the arbitrators shall deem such Third Party Claim to be valid (although such consideration shall not be an admission by any party as to any liability to any party). The arbitrators then shall decide which party shall be liable for the Third Party Claim if it is successfully prosecuted by such third party or parties, and the decision of such arbitrators with respect to such liability shall be final and binding as among the parties. (Such party determined to be liable for such claim sometimes shall be referred to herein as the "RESPONSIBLE PARTY".)

                                            (B) If the Responsible Party refuses
                           to settle (and pay the settlement amount of) the Third Party Claim immediately, then the Responsible Party immediately shall select one of the following two options:

                                            Option One: The  Responsible  Party,
                                    at the Responsible  Party's sole expense and
                                    risk,  can assume  the  defense of the Third
                                    Party Claim,  provided the Responsible Party
                                    first  places  in  escrow,  in  favor of the
                                    other   party,   adequate   collateral   (as
                                    determined    by    the    arbitrators    on
                                    consideration of all relevant facts) to protect the other party from all Damages with respect to such Third Party Claim (in which case the other party immediately shall be reimbursed by the Responsible Party for any amount the other party is required to pay with respect to such Third Party Claim); or

                                            Option Two: The  Responsible  Party,
                                    at the Responsible Party's expense and risk,
                                    can co-defend the Third Party Claim with the
                                    other party, with the Responsible Party also
                                    responsible for paying all costs incurred by
                                    the  other  party in  connection  with  such
                                    defense, including,  without limitation, the
                                    legal fees and expenses of the other party's
                                    counsel for its  reasonable  involvement  in
                                    such defense. If the other party is found to
                                    be  liable  for any  portion  of such  Third
                                    Party   Claim,    the   Responsible    Party
                                    immediately shall reimburse the other party for any amount required to be paid by the other party with respect thereto; provided, however, if the Responsible Party selects this option, the Responsible Party shall attempt diligently to have the other party removed as a party to any legal action involving the Third Party Claim (and, upon such removal, the involvement of the other party's counsel shall cease unless requested by the Responsible Party or the Responsible Party's counsel); and

                                            (C) No party  may  settle  any Third
                           Party Claim without the prior consent of the other party or parties hereto unless the settlement will not have a material adverse effect on the other party or parties hereto. The parties will resolve any Dispute with respect to any such proposed settlement in accordance with this paragraph 16.

                                            (D)  Any   party   responsible   for
                           defending a Third Party Claim shall proceed with diligence and in good faith with respect thereto.

                                            (E)   Nothing   contained   in  this
                           paragraph 16(e) shall prevent any party from assuming control of the defense and/or settling any Third Party Claim against it for which indemnification is not sought under this Agreement.

         17. Use of Corporate and Fictitious Names. Seller and Shareholders, jointly and severally, agree to take all actions necessary to assist Buyer in obtaining the rights to use the corporate name and any fictitious names used in its conduct of any of the Business, including but not limited to the execution of any assignments and consents to use such name. If Buyer attempts to use such name, Seller shall consent to Buyer's use of such name if such consent is required by any state, county or local governmental authority.

         18. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits, and similar items paid by or owing to the Seller by any person, shall be considered to be part of the Assets being purchased by Buyer and, on consummation of the transactions contemplated by this Agreement, shall be the property of Buyer.

         19.      Post-Closing Requirements of Seller.

                  (a) Final Financial Information. Not later than sixty (60) days following Closing, Seller, at Seller's sole cost and expense, shall deliver to Buyer "FINAL FINANCIAL INFORMATION", which shall include:

                           (i) a balance  sheet of Seller as of the Closing Date
                  prepared in accordance with GAAP;

                           (ii) an income  statement  of Seller  for the  period
                  commencing on the date succeeding the last day of the most recent Financial Statement Date and ending on the Closing Date which agrees with the balance sheet submitted at Closing;

                           (iii) an  inventory  of fixed  assets of Seller as of
                  the Closing Date which agrees with the balance sheet submitted at Closing; and

                           (iv) a listing  of resale  inventory  of Seller as of
                  the Closing Date which agrees with the balance sheet submitted at Closing.

                           (v) a cash  settlement  summary  of  Seller in a form
                  provided by Buyer.

                  (b) Liabilities Deficiency. If all such Final Financial Information is not delivered to Buyer within such sixty (60) day period following Closing, Seller and Shareholders shall be liable to Buyer in an amount equal to $500.00 for each day after such sixty (60) day period until all such Final Financial Information is delivered to Buyer, and such liability shall constitute a Liabilities Deficiency under the provisions of paragraph 5, above.

         20. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement other than the affiliates entitled to indemnification pursuant to paragraph 16.

         21. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

         22. Notices. All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party or parties entitled to receive the notice or three (3) business days after sent by certified or registered mail, postage prepaid, or on the next business day after sent by nationally recognized overnight courier, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

             to Seller:              American Oxygen Services of Tennessee, Inc.
                                     2454 E. Michigan Street
                                     Orlando, FL 32806
                                     Attention: Timothy O. Bates

             to Shareholders:        Timothy O. Bates
                                     7726 White Ash Street
                                     Orlando, FL 32819

                                     Michael Campbell
                                     4341 General Carl Steiner Highway
                                     LaFollette, TN 37766

                                     Amerimed Healthcare, Inc.
                                     2454 Michigan Street
                                     Orlando, FL 32806
                                     Attention: Timothy O. Bates, President

             with a copy to:         Dean, Mead Egerton, Bloodworth,
                                     Capouano & Bozarth, P.A.
                                     800 N. Magnolia Avenue, Suite 1500
                                     Orlando, FL 32803
                                     Attention: Albert D. Capouano, Esq.

             to IHS or Buyer:        Integrated Health Services, Inc.
                                     10065 Red Run Boulevard
                                     Owings Mills, MD 21117
                                     Attn:    Marshall Elkins
                                              Elizabeth B. Kelly

             with copies to:         c/o RoTech Medical Corporation
                                     4506 L.B. McLeod Road, Suite F
                                     Orlando, FL 32811
                                     Attention: Stephen P. Griggs

                                               and

                                     Blass & Driggs
                                     461 Fifth Avenue
                                     New York, NY 10017
                                     Attn: Andrew S. Bogen

         Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party or parties notice in the manner herein set forth.

         23. Choice of Law. The laws of the State of Tennessee applicable to contracts executed, delivered and to be fully performed in such State govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         24. Sections and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. Counterpart Execution. This Agreement and/or any of the Transaction Documents may be executed in two or more identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement and/or any of such Transaction Documents, it shall not be necessary to produce or account for more of such counterparts than are required to show that each party hereto executed at least one such counterpart.

         26. Gender. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.

         27. Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of, and be enforceable by, Seller, Shareholder and Buyer and IHS and their respective successors and assigns. Buyer shall be entitled to assign its rights, but not its obligations, under this Agreement and the Transaction Documents after the Closing. Seller and the Shareholders may not assign this Agreement or any of their rights hereunder without the prior consent of Buyer.

         28. Entire Agreement. This Agreement including all Schedules and Exhibits hereto, and all Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein or as herein provided.

         29. Performance. In the event of a breach by Seller or Shareholders of any of their respective obligations hereunder, the Buyer shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and Seller and each Shareholder hereby waives the defense that there may be an adequate remedy at law.

         30. Waiver, Discharge, Etc. This Agreement and the Transaction Documents and the obligations hereunder and thereunder shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement or any Transaction Document shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or such Transaction Document, as the case may be, or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Transaction Document shall be held to be a waiver of any other or subsequent breach.

         31. Cooperation Further Assistance. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed or delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purpose of this Agreement, and to vest in Buyer good title to, possession of and control of all the Assets.

         32. Joint and Several. Seller and the Shareholders shall be jointly and severally liable for all representations, warranties and obligations, including, without limitation, indemnification obligations, and covenants made by any of them pursuant to this Agreement, including, without limitation, any made pursuant to any Transaction Document. For all purposes of this Agreement, any representation or warranty that is qualified to be "to the knowledge of Seller" or by a requirement that Seller shall have received "notice" of any matter, or any similar qualification shall be deemed to include the knowledge of the Shareholders or notices to the Shareholders, as the case may be. Buyer and IHS shall be jointly and severally liable for all representations, warranties and obligations including, without limitation, indemnification obligations and covenants made by either of them pursuant to this Agreement including, without limitation, any made pursuant to any Transaction Document or other document executed in connection with this Agreement.

         33. Independent Legal Counsel. Seller and Shareholders represent and warrant that each party has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Buyer has recommended to Seller and Shareholders that such party obtain legal counsel.

         34. Representative. Notwithstanding anything contained herein to the contrary, Seller and each Shareholder hereby designates Timothy O. Bates and Seller and each Shareholder hereby accepts the designation of Timothy O. Bates as the representative of the Seller and Shareholders (the "REPRESENTATIVE") to act for and on behalf of the Seller and Shareholders as provided in this Agreement. Seller and each Shareholder shall be bound by all actions taken or omitted by the Representative on behalf of Seller or any Shareholder as provided in this Agreement, and Seller and each Shareholder shall be deemed to have received notice deemed given or payment made to the Representative in accordance with the notice provisions of this Agreement on the date deemed given or the date paid to the Representative, and Buyer shall be entitled to rely on all notices and consent given, and all settlements entered into on behalf of Seller or any Shareholder to the extent authorized pursuant to the terms of this Agreement notwithstanding any objections made by Seller or any Shareholder prior to, concurrently with or subsequent to the giving of any such notice or consent or the settlement of any such matter. The Representative may be replaced only if and when Seller and all of the Shareholders shall notify Buyer that a new individual person (named in such notice) has been unanimously selected by them to be to be the new Representative, in which case such new person shall thereafter be the Representative.

         35. IHS' Guarantee of Buyer's Obligations. IHS hereby guarantees to Seller and Shareholders the full and timely payment of all amounts due or to become due from Buyer to Seller/and or the Shareholders under this Agreement and all amounts due or that become due from Buyer to Seller and/or the Shareholders under the provisions of the Transaction Documents and the full and timely performance of all covanants and agreements to be performed by Buyer and under this Agreement and/or the Transaction Documents. This guarantee by IHS is a guarantee of payment and performance, and Seller and/or the Shareholders shall not be first required to seek or obtain a judgement against Buyer or institute any proceedings or take any action with respect to Buyer before Seller and/or the Shareholders can enforce their rights under this guarantee against IHS.

         36. Litigation Expenses. In the event of any litigation, including appellate proceedings, arising out of or under this Agreement or any of the Transaction Documents, the prevailing party or parties in such litigation shall be entitled to recover reasonable attorneys' fees and court costs from the nonprevailing party or parties.

         37. Facsimile signatures. A facsimile, telecopy or other reproduction of this Agreement and/or any of the Transaction Documents may be executed by the parties (in counterparts or otherwise) and shall be considered valid, binding and effective for all purposes. At the request of any party, the parties hereto agree to execute an original of this Agreement and/or any of such Transaction Documents as well as any facsimile, telecopy or other reproduction.

                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

                                   IHS:

                                   INTEGRATED HEALTH SERVICES,
                                   INC.

                                   By: /s/ MARK KOVINSKY
                                      ------------------------------
                                   Name:  Mark A. Kovinsky
                                   Title: Senior Vice President

                                   BUYER:

                                   IHS ACQUISITION XXVII, INC.

                                   By: /s/ MARK KOVINSKY
                                      ------------------------------
                                   Name:  Mark A. Kovinsky
                                   Title: Senior Vice President

                                   SELLER:

                                   AMERICAN OXYGEN SERVICES OF
                                   TENNESSEE, INC.


                                   By: /s/ MICHAEL CAMPBELL
                                      ------------------------------
                                   Name: Michael Campbell
                                   Title: President

                                   SHAREHOLDERS:


                                   /s/ TIMOTHY O. BATES
                                   ---------------------------------
                                   Timothy O. Bates

                                   /s/ MICHAEL CAMPBELL
                                   ---------------------------------
                                   Michael Campbell


                                   AMERIMED HEALTHCARE, INC.


                                   By: /s/ TIMOTHY O. BATES
                                      ------------------------------
                                   Timothy O. Bates
                                   Title: Chief Executive Officer and Treasurer

STATE OF______________
COUNTY OF_____________


         The foregoing instrument was acknowledged before me by Michael Campbell, as a shareholder of American Oxygen Services of Tennessee, Inc., a Florida corporation, and who is personally known to me; or has produced ____ ______________ as identification.




--------------------------                    ----------------------------------
Date                                          Notary Signature


                                              ----------------------------------
                                              Notary Name Printed
                                              My Commission Expires:



STATE OF_____________
COUNTY OF____________

         The foregoing instrument was acknowledged before me by Timothy O. Bates, as Chief Executive Officer and Treasurer of Amerimed Healthcare, Inc., a Florida corporation, on behalf of the corporation, and who is personally known to me; or has produced ______________ as identification.



--------------------------                    ----------------------------------
Date                                          Notary Signature


                                              ----------------------------------
                                              Notary Name Printed
                                              My Commission Expires:




STATE OF MARYLAND
COUNTY OF BALTIMORE

         The foregoing instrument was acknowledged before me by Mark Kovinsky , as a Senior Vice President of IHS Acquisition XXVII, Inc., a Delaware corporation, on behalf of the corporation, and who is personally known to me; or has produced driver's license as identification.

8/12/98                                       /s/ Joyce Walker Duley
--------------------------                    ----------------------------------
Date                                          Notary Signature

                                               JOYCE WALKER DULEY
                                              ----------------------------------
                                              Notary Name Printed
                                              My Commission Expires:

                                                   JOYCE WALKER DULEY
                                             NOTARY PUBLIC STATE OF MARYLAND
                                        MY COMMISSION EXPIRES DECEMBER 24, 2000

STATE OF MARYLAND
COUNTY OF BALTIMORE

         The foregoing instrument was acknowledged before me by Mark Kovinsky, as a Senior Vice President of Integrated Health Services, Inc., a Delaware corporation, on behalf of the corporation, and who is personally known to me; or has produced driver's license as identification.


8/12/98                                       /s/ Joyce Walker Duley
--------------------------                    ----------------------------------
Date                                          Notary Signature

                                               JOYCE WALKER DULEY
                                              ----------------------------------
                                              Notary Name Printed
                                              My Commission Expires:

                                                   JOYCE WALKER DULEY
                                             NOTARY PUBLIC STATE OF MARYLAND
                                        MY COMMISSION EXPIRES DECEMBER 24, 2000

                             SCHEDULES AND EXHIBITS

Schedule 1(a)(i)      -           Accounts Receivable
Schedule 1(a)(ii)     -           Inventory; Fixed Assets
Schedule 1(a)(iii)    -           Motor Vehicles
Schedule 1(a)(iv)(A)  -           Patients List
Schedule 1(a)(iv)(B)  -           Telephone Numbers and Licenses
Schedule 4(a)         -           Listed Liabilities
Schedule 4(b)         -           Unassumed Contracts
Schedule 4(c)         -           Assumed Liabilities
Schedule 10(c)        -           Seller's Opinion
Schedule 10(n)        -           Buyer's and IHS' Opinion
Schedule 13(b)        -           Consents
Schedule 13(c)        -           Litigation
Schedule 13(g)        -           Contracts
Schedule 13(i)        -           Personnel Payrates and Advances
Schedule 13(j)        -           Employee Benefit Plans
Schedule 13(k)        -           Insurance Policies
Schedule 13(o)        -           Tax Returns and Financial Statements
Schedule 13(p)        -           Supplemental Tax Information
Schedule 13(q)        -           Adverse Business Developments
Schedule 13(r)        -           Relationships
Schedule 13(s)        -           Assets Comprising the Business
Schedule 13(u)        -           Reimbursement Matters
Schedule 13(v)        -           Environmental Compliance

Exhibit 1(c)          -           Lease Agreement
Exhibit 1(c)-1        -           Restrictive Covenant Agreement among Buyer, IHS and American
                                  Oxygen Services of Tennessee, Inc.
Exhibit 1(c)-2        -           Restrictive Covenant Agreement among Buyer, IHS and Timothy O. Bates
Exhibit 1(c)-3        -           Restrictive Covenant Agreement among Buyer, IHS and Michael Campbell
Exhibit 1(c)-4        -           Restrictive Covenant Agreement among Buyer, IHS and Amerimed
Exhibit 2(b)(i)-A     -           Escrow Agreement
Exhibit 2(b)(i)-B     -           Stock Pledge Agreement
Exhibit 13(w)         -           Healthcare Questionnaire